EXHIBIT 99

                      PRESS RELEASE DATED JANUARY 11, 2006

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EXHIBIT 99

               XsunX Begins Manufacture of Mass Production System
      Modular Design Will Allow System Expansion to Meet Production Demands

Aliso Viejo, CA, January 11, 2006 - XsunX, Inc. (OTC BB: XSNX), developer of Power Glass(TM) -- an innovative thin film solar technology that is intended to allow glass windows to produce electricity from the power of the sun, announced today that it has begun the construction of a mass production system for the manufacture of the Company's proprietary thin film solar cell designs.

Upon its completion the production system will incorporate the Company's hybrid systems design based on technology under exclusive license from MVSystems, Inc. This design combines the scalability of reel-to-reel processing, and the use of flexible rolled substrates, with the exact processing capabilities of cluster tool vacuum deposition systems. The Company believes that through the selective integration of the better attributes of these previously separate system types, the fabrication of an array of new and efficient thin film devices on flexible substrates may be possible.

The manufacturing system is modular, meaning that additional processing capacity, or new technologies, can be added to the system's architecture. This ability to add capacity as needed allowed the Company to commit to an initial base system of less than one megawatt in annual capacity. As the manufacture of this first system and its thin films development evolves, the Company anticipates that it may begin marketing efforts of this system as early as this coming spring.

About XsunX
Based in Aliso Viejo, California, XsunX is the developer of Power Glass - an innovative thin film solar technology that may soon allow glass windows to produce electricity from the power of the sun. This proprietary technology is intended to allow manufacturers to apply a semi-transparent and photovoltaic film to glass and other transparent surfaces. When XsunX films are exposed to light, the light energy is converted into electrical energy for use as a power source. The integration of energy producing materials into building materials is known as Building Integrated Photovoltaics or "BIPV". Please visit the Company's website for more information: http://www.XsunX.com

CONTACT:
XsunX, Inc.
Media Relations
(949) 330-8060

Safe Harbor Statement: Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results,

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performance or achievements  could differ  materially  from those  contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.